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                        STOCK PURCHASE AGREEMENT

      This  Stock Purchase Agreement ("Agreement") made this date by  and
between   UNIVIEW   TECHNOLOGIES   CORPORATION,   a   Texas   corporation
("Purchaser"), and ALSCOMM, INC., a Nevada corporation ("Seller").

                              INTRODUCTION

      Seller desires to sell and Purchaser desires to purchase all of the issued and outstanding capital stock of Seller's wholly owned subsidiary, VIDEO MANAGEMENT, INC., a Texas corporation, which owns 100 percent of the issued and outstanding common stock of NETWORK AMERICA, INC., an Oklahoma corporation, and COMPUNET SUPPORT SYSTEMS, INC., a Texas corporation (collectively, the "Company" or "VMI") on the terms and conditions set forth in this Agreement.

      In consideration of the mutual promises of the parties; in reliance on the representations, warranties, covenants, and conditions contained in this Agreement; and for other good and valuable consideration, the parties agree as follows:

                                ARTICLE 1
                                  SALE

1.01 Sale of Stock. Seller agrees to sell, convey, transfer, assign, and deliver to Purchaser all of the issued and outstanding capital stock of VMI, and Purchaser agrees to purchase such stock (the "Stock").

1.02 Consideration for Sale. In consideration of the sale and transfer of 100 percent of the shares of capital stock of VMI and the representations, warranties, and covenants of Seller set forth in this Agreement, Purchaser shall cause to be issued and delivered to Seller Eight Hundred Thousand (800,000) shares of its par value $.10 common stock (the "Common Stock") within ten (10) business days of the date of this Agreement.

1.03 Closing. The date of execution of this Agreement shall be deemed the "Closing Date" of this transaction.

1.04 Registration Rights. (a) Piggyback Registration. If, at any time during the ninety-day period following the Closing Date, Purchaser shall file a registration statement (other than a registration statement on Form S-4, Form S-8, or on any other form which does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Common Stock) with the Securities and Exchange Commission (the "Commission"), Purchaser shall give Seller prior written notice of the filing of such registration
statement.   If requested by Seller in writing within five  (5)  business days after receipt of any such notice, Purchaser shall, at Purchaser's sole expense (other than the fees and disbursements of counsel for Seller, and the underwriting discounts, if any, payable in respect of the Common Stock sold by Seller), register all or, at Seller's option, any portion of the Common Stock concurrently with the registration of such other securities, all to the extent requisite to permit the public offering and sale of the Common Stock through the facilities of the Nasdaq Stock Market, and will use its best efforts through its officers, directors, auditors, and counsel to cause such registration statement to
become  effective  as  promptly  as  practicable.   Notwithstanding   the
foregoing,  if Purchaser believes in good faith that the distribution  of
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all  or  a  portion of the Common Stock requested to be included  in  the
registration  concurrently  with  the  securities  being  registered   by
Purchaser would materially adversely affect the distribution of such securities by Purchaser for its own account or pursuant to previous commitments made to other investors, then Purchaser shall delay the offering and sale of the Common Stock (or the portions thereof so designated) for such period. As used herein, "Common Stock" shall mean the shares of Common Stock acquired by Seller pursuant to this Agreement which have not been previously sold pursuant to a registration statement or Rule 144 promulgated under the Securities Act.

      (b)  Demand  Registration.  If, at any time  after  the  ninety-day period following the Closing Date, Purchaser shall receive a written request from Seller to register the sale of all or part of such Common Stock, Purchaser shall, as promptly as practicable, at Purchaser's sole cost and expense (other than the fees and disbursements of counsel for Seller, and the underwriting discounts, if any, payable in respect of the Common Stock sold by Seller), prepare and file with the Commission a registration statement sufficient to permit the public offering and sale of the Common Stock through the facilities of the Nasdaq Stock Market, and will use its best efforts through its officers, directors, auditors, and counsel to cause such registration statement to become effective as promptly as practicable; provided, however, that Purchaser shall only be obligated to file one such registration statement. The registration statement filed by Purchaser pursuant to this section may include securities sold by Purchaser or on behalf of persons other than Seller.

                                ARTICLE 2
                 SELLER'S REPRESENTATIONS AND WARRANTIES

      Seller hereby represents and warrants to Purchaser that the following facts and circumstances are true and correct as of the date of this Agreement:

2.01 Organization. Video Management, Inc. and CompuNet Support Systems, Inc. are corporations duly organized, validly existing, and in good standing under the laws of Texas. Network America, Inc. is a corporation duly organized, validly existing, and in good standing under the laws of Oklahoma. Company is qualified to do business in all jurisdictions in which it does business and has all requisite power and authority (corporate and, when applicable, government) to own, operate, and carry on its business as now being conducted. Each of Company's respective certificate(s) of incorporation, articles of incorporation, and bylaws as currently in effect are contained in Exhibit 1, attached to this Agreement.

2.02 Ownership of Company. Seller is the sole owner of VMI with full right to sell or dispose of it as Seller may choose. No other person or persons have any claim, right, title, interest, or lien in, to, or on VMI or VMI's assets except as set forth in Exhibit 2, attached to this Agreement.

2.03 Ownership in Other Companies. Company has no interest in any other corporation, firm, business, or partnership, and the only wholly owned subsidiaries of Video Management, Inc. are CompuNet Support Systems, Inc., a Texas corporation, and Network America, Inc., an Oklahoma corporation.
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2.04  Officers  and  Directors.  Exhibit 3, attached to  this  Agreement, contains a true and correct list of all officers and directors of Company, their rate of compensation, and the portion of compensation attributable to salary and bonuses, respectively, of all officers, directors, and of each employee of Company whose salary is $25,000 per year or greater.

2.05 Financial Statements. No financial statements have been prepared or exist for Video Management, Inc. as of the date of this Agreement.

      Exhibit 4-A, attached to this Agreement, contains the financial statements of CompuNet Support Systems, Inc., together with notes related to the financial statements. The financial statements consist of audited balance sheets and statements of income and retained earnings for two years ended December 31, 1996 and 1995, and unaudited statements for the month ended April 30, 1998 and the quarters ended March 31, 1998, December 31, 1997, September 30, 1997, June 30, 1997 and March 31, 1997
("Financial Statements").

      Exhibit 4-B, attached to this Agreement, contains the financial statements of Network America, Inc., together with notes related to the financial statements. The financial statements consist of unaudited balance sheets and statements of income and retained earnings for the month ended April 30, 1998 and for the quarters ended March 31, 1998, December 31, 1997, September 30, 1997, June 30, 1997 and March 31, 1997
("Financial Statements").

      Except as disclosed on Exhibits 4-A and 4-B, the Financial Statements present fairly and accurately the financial position, results of operations, and changes in financial position of Company at the dates and for the periods covered, in each case in conformity with generally accepted and consistently applied accounting principles. There are no liabilities or obligations of Company, accrued, absolute, contingent, inchoate, or otherwise that arose out of or relate to any matter, act, or omission occurring from the end of the period of the unaudited financial statements, to the date of this Agreement, other than liabilities or obligations incurred in the normal course of business.

      Since the end of the period of the unaudited financial statements, there have not been: (a) Any material adverse change in financial condition, operations, sales, or net income of Company; (b) Any loss, damage, or destruction to properties or assets, tangible or intangible (whether or not covered by insurance); (c) Any change in policy regarding compensation payable to or to become payable to any of Company's officers, directors, employees, or agents; (d) Any labor dispute, disturbance, or attempt to organize a union; (e) Any proposed law or regulation or any actual event or condition of any character that is known to Sellers that materially adversely affects the business or future prospects of Company; (f) Any claim, litigation, event, or condition of any character, that materially adversely affects the business or future prospects of Company; (g) Any issuance, purchase of, or agreement to issue or purchase Stock or other securities of Company; (h) Any mortgage, pledge, lien, or encumbrance made or agreed to be made on any of Company's assets or properties, tangible or intangible; (i) Any sale, transfer, other disposition of, or agreement to sell, transfer, or dispose of Company's properties or assets, tangible or intangible, except as contemplated in this Agreement and except in the normal course of business and then only for full and fair value received; (j) Any borrowings or agreements to borrow by or from Company; (k) Any loans,
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advances, or agreements with respect to any loans or advances, other than to customers in the normal course of business and that have been properly
reflected   as  "accounts  receivable"  on  Company's  books;   (l)   Any
transaction entered into by the Company outside the ordinary course of business; (m) Any dividends or distributions paid or declared, or any repayment of loans or other obligations to the Sellers; (n) Any capital expenditure made by Company in excess of $10,000; or (o) Any agreement by Sellers or Company to do any of the items described in Subparagraphs (a) through (n), above.

2.06 Taxes. All federal, state, local, and foreign income, ad valorem, excise, sales, use, payroll, unemployment, and other taxes and assessments ("Taxes") that are due and payable by Company or by Sellers on behalf of Company have been properly computed, duly reported, fully paid, and discharged. There are no unpaid Taxes that are or could become a lien on the property or assets of Company or require payment by Company, except for current Taxes not yet due and payable. All current Taxes not yet due and payable by Company have been properly accrued on the balance sheets of Company. Company has not incurred any liability for penalties, assessments, or interest under the Internal Revenue Code. No unexpired waiver executed by or on behalf of Company with respect to any Taxes is in effect.

2.07 Real Property. Exhibit 5, attached to this Agreement, contains a complete and accurate legal description of each parcel of real property owned by, leased to, or leased by Company together with either a true and correct survey or a substantially true and correct plat of each parcel, when available; and true, correct, and complete copies of all real property leases. Exhibit 5 also contains a description of all buildings, fixtures, and other improvements located on the real property and a list of the policies of title insurance issued to Company or Seller for the properties. All of the material real property leases are valid and in full force. There does not exist any default or event that with notice, lapse of time, or both will constitute a default under any of these lease agreements. All the buildings, fixtures, and leasehold improvements used by Company in it's business are located on the real property. The zoning of each parcel of property described in Exhibit 5 permits the presently existing improvements and the continuation of Company's business presently being conducted on such parcel. Seller is not aware of any enacted or proposed changes to such zoning.

2.08 Inventories. All inventories owned by Company ("Inventories") consist of items of a quality and quantity usable and saleable in the ordinary course of business by Company and are of the stated value on the ending date of the last unaudited financial statement of Company, provided by Company and Sellers to Purchaser in Exhibit 4, attached to this Agreement. All items included in the Inventories are the property of Company, except for sales made in the ordinary course of business, and for each of such sales, either the purchaser of the Inventories has made full payment for it or the purchaser's liability to make such payment is reflected in the financial books of the Company. Except as otherwise stated in this Agreement or an exhibit attached hereto, no items included in the Inventories have been pledged as collateral or are held by Company on consignment from others. All of the Inventories are substantially free of defects and to the extent that they consist of finished or semi-finished goods, also comply with the specifications submitted by the purchasers of the items of Inventories in all material respects. The processes used by Company in the production of finished goods in the Inventories will result in substantially defect-free products.

2.09 Other Tangible Personal Property. The equipment, furniture, fixtures, and other personal property described in Exhibit 6, attached to this Agreement, constitute all the items of tangible personal property owned by, in the possession of, or used by Company in connection with Company's business except Inventories. Except as otherwise stated in this Agreement or an exhibit attached hereto, no personal property used by Company in connection with its business is held under any lease, security agreement, conditional sales contract, or other title retention or security agreement or is located any place other than in the possession of Company.

2.10  Other  Intangible  Property.   Exhibit  7  has  been  intentionally
deleted, as there are no intangible properties of Company other than those specifically referred to elsewhere in this Agreement.

2.11 Title to Assets and Properties. Company has good and marketable title to all of its assets and properties, tangible and intangible, that are material to Company's business and future prospects. These assets and properties constitute all of the assets and interests in assets that are used in Company's business. All of these assets are free and clear of mortgages, liens, pledges, charges, encumbrances, equities, claims, easements, rights of way, covenants, conditions, and restrictions, except for the following: (a) Those disclosed in Company's latest balance sheets provided to Purchaser, included in the Financial Statements, or in the Exhibits to this Agreement; (b) The lien of current Taxes not yet due and payable; (c) Possible minor matters that, in the aggregate, are not substantial in amount and do not materially detract from or interfere with the present or intended use of any of the assets and properties nor materially impair business operations.
      All real property and tangible personal property of Company are in good operating condition and repair, ordinary wear and tear excepted. Company is in possession of all premises leased to Company from others. Except as set forth in the appropriate Exhibit listing such assets, no officer, director, or employee of Company, nor any spouse, child, or other relative of any of these persons owns or has any interest, directly or indirectly, in any of the real or personal property owned by or leased by Company or in any copyrights, patents, trademarks, trade names, or trade secrets licensed by Company. Company does not occupy any real property in violation of any law, regulation, or decree that would materially adversely affect its business or future prospects.

2.12 Customers and Sales. Exhibit 8, attached to this Agreement, is a correct and current list of all customers of Company together with summaries of the sales made to each customer during the most recent fiscal year. Except as indicated in Exhibit 8, neither Company nor Seller has information or is aware of any facts indicating that any of these customers intend to cease doing business with Company or to materially alter the amount of the business that they are presently doing with Company.

2.13 Insurance Policies. Exhibit 9, attached to this Agreement, is a list and description of all insurance policies concerning the assets and properties and all officers, directors, and employees of Company. All of these policies are in the respective principal amounts set forth in
Exhibit 9. Company has maintained and now maintains insurance on all of the assets and properties of a type customarily insured. The insurance covers property damage by fire or other casualty, as well as adequately protects against all normal liabilities, claims, and risks against which it is customary to insure.

2.14 Contracts; Consents. Exhibit 10, attached to this Agreement, contains true and correct lists, with copies when available, of all material oral and written contracts or arrangements obligating Company, including without limitation, union contracts, guarantees, bids, commitments, joint venture or partnership agreements, contracts with municipalities and other governmental entities, pledges and other security agreements, and copies of standard form customer contracts. For purposes of this Paragraph 2.14, the term "material contract" means: (a) one that, if in the ordinary course of business, obligates Company in an amount in excess of $1,000, or if the aggregate total of all contracts from like transactions exceeds such amount; and (b) one that, if not in the ordinary course of business, obligates Company in an amount in excess of $1,000, or if the aggregate total of all such contracts for like transactions exceeds such amount. Exhibit 10 also includes the aggregate dollar value of all contracts that do not exceed such limits. Purchaser shall have the right to review any nonmaterial contract upon request. Except as set forth in Exhibit 10, Company is not a party to, nor are Company's assets and properties bound by, any distributor's or manufacturer's representative, agency agreement, output or requirements agreement, agreement not entered into in the ordinary course of business, indenture, mortgage, deed of trust, lease, or any agreement that is unusual in nature, duration, or amount. There is no default or event that with notice, lapse of time, or both will constitute a default by any party to any of the material contracts listed in Exhibit 10. Company has not received any notice that any party to any of the contracts listed in
Exhibit 10 intends to cancel or terminate any of the contracts or to exercise or not exercise any options under any of the contracts. Neither Seller nor Company is a party to, nor are Company's assets or properties bound by, any contract that is materially adverse to the business, property, or financial condition of Company.

      Exhibit 10 also sets forth a list of all persons or entities whose consents are required to be obtained under any contract with respect to the consummation of this transaction by Seller. There are no other consents or approvals required from any other third party with respect to this transaction.

2.15 Laws and Regulations. Company is not in default or in violation of any law; regulation; court order; or order of any federal, state, municipal, foreign, or other government department, board, bureau, agency, or instrumentality, wherever located, that would materially adversely affect its business or future prospects.

2.16 Litigation. Except as disclosed in Exhibit 11, attached to this Agreement, there are no pending, outstanding, or threatened claims; legal, administrative, or other proceedings; or suits, investigations, inquiries, complaints, notices of violation, judgments, injunctions, orders, directives, or restrictions against or involving Company or any of the assets, properties, or business of Company or any of Company's officers, directors, employees, or stockholders that will materially adversely affect Company, its assets, properties, or business. To the best of Seller's and Company's knowledge and belief, after conducting a due diligence investigation, there is no basis for any of these proceedings against any of Company's assets, properties, persons, or entities. Seller has furnished or made available to Purchaser copies of all relevant court papers and other documents relating to the matters set forth in Exhibit 11. Except as set forth in Exhibit 11, neither Seller nor Company is presently engaged in any legal action to recover moneys due Company or for damages sustained by Company.

2.17 Fringe Benefit Plans; Employment Contracts. Exhibit 12, attached to this Agreement, contains a complete description and copies of all employment agreements in effect with Company and a complete description of all fringe benefits and perquisites available to Company's officers, directors, and employees (and, if any, furnished to consultants, agents, and independent contractors), whether required by law or otherwise, including but not limited to, pension, profit sharing, life insurance, medical, bonus, incentive and similar plans, use of automobiles, credit cards, expense accounts and allowances, club memberships, sharing of costs or expenses, vacation, and similar benefits, together with the approximate annual cost of each benefit and perquisite. When available, copies of the plans, agreements, or arrangements regarding each benefit are also attached. The provisions and operations of all such programs and plans are in compliance in all material respects with all applicable material laws and government rules and regulations. There are no unfunded pension or similar liabilities regarding any employee of Company. All pension plans have been properly funded as to current and past service costs, have at all times been administered in compliance in all material respects with all applicable requirements of ERISA and any other applicable laws, and Company does not maintain any "pension plan" as defined in ERISA that is unfunded, except as disclosed in Exhibit 12.
Exhibit 12 also includes all states in which Company has employees and the status of unemployment insurance accounts in each state. Seller agrees to use its best efforts to encourage all employees to continue employment with Company after the date of this Agreement.

2.18 Receivables. Exhibit 13, attached to this Agreement, contains a true and correct list of all accounts receivable and notes receivable of Company. All listed accounts and notes receivable of Company, exclusive of the receivables classified as bad debt reserves on the books of Company, are bona fide receivables, arose in the ordinary course of business by Company, and require no further performance by Company. No material objection, claim, or offset has been made regarding the receivables and the receivables are current and collectible in the normal course of business within ninety (90) days from the date of this Agreement without resort to litigation or the retention of collection services. Except as otherwise stated in this Agreement or an exhibit attached hereto, none of the receivables have been pledged as collateral under any pledge or security agreement.

2.19 Other Liabilities and Obligations. Exhibit 14, attached to this Agreement, contains a true and correct list of all liabilities and obligations of Company not disclosed elsewhere in this Agreement of any kind, character, and description whether accrued, absolute, contingent, or otherwise, and whether or not required to be disclosed or accrued in the financial statements of Company, that exceed $5,000 to any one creditor. In the case of liabilities that are not fixed, an estimate of the maximum amount that may be payable is also included.

2.20 Reserves. Exhibit 15, attached to this Agreement, contains a true and correct list of all reserves for contingent liabilities.

2.21 Trade Names, Trademarks, Copyrights, and Patents. Exhibit 16, attached to this Agreement, contains a true and correct list of all trademarks, trademark registrations or applications, service marks, trade names, copyrights, copyright registrations or applications, trade secrets, patents, inventions, industrial models, processes, designs, formulae, and applications for patents (collectively called "Intellectual Properties") owned by Company. These Intellectual Properties are the only ones used and needed by Company in conducting its business. Company has the right and authority to use all of these Intellectual Properties as necessary to enable Company to conduct its business in the manner presently conducted. The use of these Intellectual Properties does not and will not conflict with, infringe, or violate any patent, copyright, or other proprietary right of any person, firm, or corporation, nor is Company now infringing on any right belonging to any person, firm, or corporation. Company is not a party to any license, agreement, or arrangement, whether as a licensee, licensor, or otherwise with respect to the Intellectual Properties. All of the Intellectual Properties are free and clear of any liens, encumbrances, restrictions, or legal or equitable claims of others. Company has taken all necessary security measures to protect the secrecy, confidentiality, and value of these Intellectual Properties.

2.22 Bank Accounts. Exhibit 17, attached to this Agreement, contains a true and correct list of the names and addresses of all banks or other financial institutions in which Company has an account, deposit, or safe deposit box. Also included are the names of all persons authorized to draw on these accounts or deposits or who have access to them and the account numbers of each account.

2.23 Business Operations. The business operations of Company are in material compliance with all laws, treaties, rulings, directives, and similar regulations of all government authorities having jurisdiction over such business insofar as failure to comply could materially adversely affect Company's business and future prospects, and have been in material compliance since the date of formation of the Company or for the past five years, whichever is less.

2.24 Authority. Seller has full power and authority to execute, deliver, and consummate this Agreement, subject to the conditions to Closing set forth in this Agreement. All reports and returns required to be filed by each with any government and regulatory agency with respect to this transaction have been properly filed. Except as otherwise disclosed in this Agreement, no notice to or approval by any other person, firm, or entity, including governmental authorities, is required of Seller or Company to consummate the transaction contemplated by this Agreement.

2.25 Full Disclosure. No representation, warranty, or covenant made to Purchaser in this Agreement nor any document, certificate, exhibit, or other information given or delivered to Purchaser pursuant to this Agreement contains or will contain any untrue statement of a material fact, or omits or will omit a material fact necessary to make the statements contained in this Agreement or the matters disclosed in the related documents, certificates, information, or exhibits not misleading.

2.26 Broker. Neither Seller nor Company, nor any of Company's officers, directors, employees, or stockholders, has retained, consented to, or authorized any broker, investment banker, or third party to act on Company's behalf, directly or indirectly, as a broker or finder in connection with the transactions contemplated by this Agreement.

2.27 Confidentiality. From and after the Closing date, Seller shall not (nor will Seller assist any other person to do so) directly or indirectly reveal, report, publish or disclose Confidential Information to any person, firm or corporation not expressly authorized by the Company to receive such Confidential Information, or use (or assist any person to use) such Confidential Information except for the benefit of the Company.

The term "Confidential Information," as used herein, means all information or material not generally known by non-Company personnel which (i) gives the Company some competitive business advantage or the opportunity of obtaining such advantage or the disclosure of which could be detrimental to the interests of the Company; (ii) which is owned by the Company or in which the Company has an interest and (iii) which is either (A) marked "Confidential Information," "Proprietary Information" or other similar marking, (B) known by Seller to be considered confidential and proprietary by the Company or (C) from all the relevant circumstances should reasonably be assumed by Seller to be confidential and proprietary to the Company. Confidential Information includes, but is not limited to, the following types of information and other information of a similar nature (whether or not reduced to writing): trade secrets, inventions, drawings, file data, documentation, diagrams, specifications, know how, processes, formulas, models, flow charts, software in various stages of development, source codes, object codes, research and development procedures, research or development and test results, marketing techniques and materials, marketing and development plans, price lists, pricing policies, business plans, information relating to customers and/or suppliers' identities, characteristics and agreements, financial information and projections, and employee files. Confidential Information also includes any information described above which the Company obtains from another party and which the Company treats as proprietary or designates as Confidential Information, whether or not owned or developed by the Company. NOTWITHSTANDING THE ABOVE, HOWEVER, NO INFORMATION CONSTITUTES CONFIDENTIAL INFORMATION IF IT IS GENERIC INFORMATION OR GENERAL KNOWLEDGE WHICH SELLER WOULD HAVE LEARNED IN THE COURSE OF SIMILAR EMPLOYMENT ELSEWHERE IN THE TRADE OR IF IT IS OTHERWISE PUBLICLY KNOWN AND IN THE PUBLIC DOMAIN.

2.28 Compliance with Securities Laws. (a) Seller acknowledges that Purchaser is relying upon the accuracy and completeness of the statements and representations contained in this section in complying with its obligations under the federal and state securities laws. Seller acknowledges and represents that:

          (i) Seller is in a financial position to hold the Common Stock for an indefinite period of time, is able to bear the economic risk of an investment in the Common Stock and may withstand a complete loss of Seller's investment in the Common Stock;

          (ii) The Seller believes that it, either alone or together with the assistance of its own professional advisor or advisors, has the knowledge and experience in business and financial matters that make it capable of reading and interpreting financial statements of and concerning Purchaser, and of evaluating the merits and risks of an investment in the Common Stock; and that Seller has the net worth to undertake these risks;

          (iii) Seller has obtained, to the extent it deems necessary, its own personal professional advice with respect to the risks inherent in an investment in the Common Stock and to the suitability of an investment in the Common Stock in light of its financial condition and investment needs;

          (iv) Seller understands that an investment in the Common Stock is highly speculative but that it believes that an investment in the Common Stock is suitable based upon Seller's investment objectives and financial needs, and that it has adequate means for providing for its current financial needs and personal contingencies and has no need for liquidity of investment with respect to the Common Stock;

          (v) Seller acknowledges access to full and complete public information regarding Purchaser and has utilized that access to Seller's satisfaction for the purpose of obtaining information concerning Purchaser, an investment in the Common Stock and the terms and conditions of this offering of the Common Stock, and has either attended or been given reasonable opportunity to attend a meeting with representatives of Purchaser for the purpose of asking questions of, and receiving answers from, these representatives concerning Purchaser, an investment in the Common Stock and the terms and conditions of this offering of the Common Stock, and for the purpose of obtaining any additional information to the extent reasonable available that is necessary to verify the information provided;

          (vi) Seller recognizes that the Common Stock as an investment involves a high degree of risk, including but not limited to the risk of economic loss from the operations of Purchaser, due to the limited operation history of Purchaser and its past limited profitability;

          (vii) Seller realizes that (A) the purchase of the Common Stock is a long-term investment; (B) the purchaser of the Common Stock must bear the economic risk of investment for an indefinite period of time because the Common Stock has not been registered under the Securities Act of 1933, an amended, or the securities laws of any state, and, therefore, cannot be sold unless they are subsequently registered under these laws or exemptions from registrations are available; (C) there presently is no public market for the Common Stock and Seller may not be able to liquidate Seller's investment in the Common Stock in the event of an emergency or to pledge the Common Stock as collateral for loans; and (D) the transferability of the Common Stock is restricted, and (1) requires the written consent of Purchaser, (2) requires conformity with the restrictions contained hereinbelow, and (3) will be further restricted by legends placed on the certificate or certificates representing the Common Stock referring to the applicable restrictions on transferability, and by stop transfer orders or notations on Purchaser's records referring to the restrictions on transferability;

          (viii) Seller certifies, under the penalties of perjury, that Seller in NOT subject to the backup withholding provisions of
     Section 3406(a)(1)(c) of the Internal Revenue Code of 1986. (NOTE: you are subject to backup withholding if (A) you fail to furnish your taxpayer identification number in this subscription; (B) the Internal Revenue Service notifies Purchaser that you furnished an incorrect taxpayer identification number; (C) you are notified that you are subject to backup withholding; or (iv) you fail to certify that you are not subject to backup withholding or you fail to certify your taxpayer identification number.)

      (b) Seller has been advised that the Common Stock has not been registered under the Securities Act of 1933, as amended, or applicable state securities laws, that the Common Stock are being offered and sold pursuant to exemptions from the registration requirements of these laws, and that the reliance of Purchaser on these exemptions is predicated in part on Seller's representations to Purchaser contained in this section. Seller represents and warrants that the Common Stock is being purchased for Seller's own account and for investment and without the intention of reselling or redistributing the Common Stock, that Seller has not made any agreement with any other person or entity regarding any of the Common Stock, and that Seller's financial condition is such that it is not likely that it will be necessary for Seller to dispose of the Common Stock in the foreseeable future. Seller is aware that, in the view of the Securities and Exchange Commission, a purchase of the Common Stock with an intent to resell the Common Stock by reason of any foreseeable specific contingency or anticipated change in market values, or any change in the condition of Purchaser or its business, or in connection with a contemplated liquidation or settlement of any loan obtained for the acquisition of the Common Stock and for which the Common Stock was pledged as security, would represent an intent that is inconsistent with the representations set forth above. Seller further represents and agrees that, if, contrary to Seller's foregoing intentions, Seller later should desire to dispose of or transfer any of the Common Stock in any manner, Seller will not do so without first obtaining (A) an opinion of independent counsel satisfactory to Purchaser to the effect that the proposed disposition or transfer lawfully can be made without registration of the Common Stock pursuant to the Securities Act of 1933 an then in effect and applicable state securities law, or (B) such registration.

      (c) Seller represents and warrants that the Common Stock is being received by Seller in Seller's own name solely for Seller's own beneficial interest, and not as nominee for, or on behalf of, or for the beneficial interest of, or with the intention to transfer to, any other person, trust or organization, except as specifically set forth hereinbelow.

      (d) Seller is informed of the significance to Purchaser of the foregoing representations, agreements and consents, and they are made with the intention that Purchaser may rely upon them and agrees to indemnify Purchaser, and its officers, directors and agents (the "Indemnified Parties") for any loss, claim or liability which any Indemnified Party might incur as a result of reliance upon any fact misrepresented by Seller in this section.

      (e) Seller, if other than an individual, additionally represents that Seller was not organized for the specific purpose of acquiring the Common Stock, and that the representations contained in this section have been duly authorized by all necessary action on the part of Seller, has been duly executed by an authorized officer or representative of Seller, and is a legal, valid and binding obligation of Seller enforceable according to its terms.

     (f) Seller further represents and warrants that it was not assisted or advised by its own professional advisor in connection with its investment in the Common Stock.

                                ARTICLE 3
               PURCHASER'S REPRESENTATIONS AND WARRANTIES

     Purchaser represents and warrants to Seller that:

3.01 Authority. Subject to approval by its Board of Directors, Purchaser has full power and authority to execute, deliver, and consummate this Agreement subject to the conditions to Closing set forth in this Agreement. All corporate acts, reports, and returns required to be filed by Purchaser with any government or regulatory agency with respect to this transaction have been or will be properly filed prior to the date of this Agreement. No provisions exist in any contract, document, or other instrument to which Purchaser is a party or by which Purchaser is bound that would be violated by consummation of the transactions contemplated by this Agreement.

3.02 Organization and Standing of Purchaser. Purchaser is a corporation duly organized, validly existing, and in good standing under the laws of the state of Texas, with corporate power to own property and carry on its business as it is now being conducted.

                                ARTICLE 4
              CONDITIONS TO PURCHASER'S OBLIGATION TO CLOSE

     The obligation of Purchaser to Close under this Agreement is subject to each of the following conditions (any one of which may, at the option of Purchaser, be waived in writing by Purchaser) existing on the date of this Agreement, or such earlier date as the context may require.

4.01 Representations and Warranties. Each of the representations and warranties of Seller in this Agreement, the disclosures contained in the exhibits to this Agreement, and all other information delivered under this Agreement shall be true in all material respects as of the date of this Agreement.

4.02 Compliance With Conditions. Seller shall have complied with and performed all agreements, covenants, and conditions in this Agreement required to be performed and complied with. All requisite action (corporate and other) in order to consummate this Agreement shall have been properly taken by Seller. Seller shall deliver to Purchaser a compliance certificate verifying and warranting Seller's compliance.

4.03 Suit or Proceeding. No suit or proceeding, legal or administrative, relating to any of the transactions contemplated by this Agreement shall have been overtly threatened or commenced that, in the sole discretion of Purchaser and its counsel, would make it inadvisable for Purchaser to Close this transaction.

4.04 Government Approvals and Filings. All necessary government approvals and filings regarding this transaction, if any, shall have been received or made prior to the date of this Agreement in substantially the form applied for to the reasonable satisfaction of Purchaser and its counsel. Any applicable waiting period for the approvals and filings shall have expired.

4.05 Corporate and Stockholder Action. All corporate and stockholder action necessary to consummate the transactions contemplated in this Agreement shall have been properly taken by Seller. Purchaser shall receive copies of all appropriate resolutions of Seller's board of directors and shareholders relating to this Agreement. The resolutions shall be certified by the corporate secretary.

4.06 Employment Agreements. John C. Harris and Steven T. Douglas, shall have executed and delivered to Purchaser an employment agreement in a form acceptable to Purchaser.

4.07 Confidentiality and Noncompete Agreements. All key employees of Company, as identified by Purchaser and Seller, shall have executed and delivered to Purchaser a confidentiality and noncompetition agreement in a form acceptable to Purchaser.

4.08 Consents of Others. Purchaser shall have received written consents from all persons listed in Exhibit 10, attached to this Agreement.

4.09 Inventories Verification. Purchaser shall have received a report from a certified public accountant satisfactory to Purchaser who shall have conducted a verification of all inventories of Company, and who shall have determined that the stated amounts of the inventories set forth on Company's Financial Statements, are reflected accurately.

4.10 Board of Directors Resignations. Seller and Company shall have secured the resignations of all directors currently serving on the board of directors of Company.

                                ARTICLE 5
               CONDITIONS TO SELLER'S OBLIGATION TO CLOSE

     The obligation of Seller to Close under this Agreement is subject to each of the following conditions (any one of which at the option of Seller may be waived in writing by Seller) existing on the date of this Agreement.

5.01 Corporate Action. Purchaser shall have taken appropriate corporate action regarding this transaction, which shall be evidenced by resolutions of its board of directors and certified by Purchaser's corporate secretary, authorizing Purchaser to enter into and complete this transaction.

5.02 Government Approvals. All necessary government approvals regarding this transaction shall have been received, in substantially the form applied for and to the reasonable satisfaction of Purchaser and its counsel.

                                ARTICLE 6
                   PARTIES' OBLIGATIONS AT THE CLOSING

6.01 Seller's Obligations at the Closing. At the Closing, Seller shall deliver or cause to be delivered to Purchaser instruments of assignment and transfer of all of the issued and outstanding capital stock of Company, free and clear of all liens, claims, and encumbrances in form and substance satisfactory to Purchaser's counsel. Simultaneously with the consummation of the transfer, Seller shall put Purchaser in full possession and enjoyment of all properties and assets of Company.

      Company and Seller, at any time before or after the date of this Agreement, shall execute, acknowledge, and deliver to Purchaser any further deeds, assignments, conveyances, other assurances, documents, and instruments of transfer reasonably requested by Purchaser. Seller shall also take any other action consistent with the terms of this Agreement that may be reasonably requested by Purchaser for the purpose of assigning, transferring, granting, conveying, and confirming to Purchaser or reducing to possession any or all property and assets to be conveyed and transferred by this Agreement. If requested by Purchaser, Seller further agrees to prosecute or otherwise enforce in its own name for the benefit of Purchaser any claims, rights, or benefits of Company that are transferred to Purchaser by this Agreement and that require prosecution or enforcement in Seller's name. Any prosecution or enforcement of claims, rights, or benefits under this paragraph shall be solely at Purchaser's expense, unless the prosecution or enforcement is made necessary by a breach of this Agreement by Seller.

6.02 Purchaser's Obligation at Closing. Promptly after the Closing, Purchaser shall implement the necessary action to cause to be issued and delivered to Seller, as each of their respective interests may appear, Eight Hundred Thousand (800,000) shares of its par value $.10 Common Stock, against delivery of the items specified in Paragraph 6.01, above.

                                ARTICLE 7
                 SELLER'S OBLIGATIONS AFTER THE CLOSING

7.01 Preservation of Goodwill. Following the date of this Agreement, Seller will restrict its activities so that Purchaser's reasonable expectations with respect to the goodwill, business reputation, employee relations, and prospects connected with the assets and properties purchased under this Agreement will not be materially impaired.

7.02 Change of Name. Seller agrees that, after the date of this Agreement, it will not use or employ in any manner, directly or indirectly, the name of Company or any variation of the name. Seller also agrees that, in order to comply with this covenant, it will take and cause to be taken all necessary action, including filing a withdrawal notice for any assumed name certificate bearing Company's name or any variant of the name, that Seller has previously filed.

7.03 Access to Records. From and after the date of this Agreement, Seller shall allow Purchaser and its counsel, accountants, and other representatives access to records that are, after the date of this Agreement, in the custody or control of Seller. Seller shall give access as Purchaser reasonably requires in order to comply with its obligations under law or when reasonably necessary for the business operations of Company.

7.04 Nonsolicitation of Employees. Prior to the third anniversary of the date of this Agreement, Seller shall not solicit any employee of Purchaser or any employee of Company retained by Purchaser after the date of this Agreement to leave employment with Company or Purchaser.

                                ARTICLE 8
                             INDEMNIFICATION

8.01 Seller's Covenant to Indemnify and Hold Harmless. Seller covenants and agrees to indemnify, defend, and hold harmless Purchaser and Company from and against any and all claims, suits, losses, judgments, damages, and liabilities including any investigation, legal, and other expenses incurred in connection with and any amount paid in settlement of any claim, action, suit, or proceeding (collectively called "Losses"), other than those Losses disclosed in this Agreement or any Exhibit delivered pursuant to this Agreement, to which Purchaser or Company may become subject, if such Losses arise out of or are based upon any facts and circumstances (or alleged facts and circumstances) that could result in or  give  rise to a misrepresentation, breach of warranty, or  breach  of covenant by Seller to Purchaser in this Agreement. This right to indemnification is in addition to any other right available to Purchaser and Company, including the right to sue Seller for a misrepresentation, breach of warranty, or breach of covenant under this Agreement.

8.02 Income Taxes. Without limiting the provisions of the foregoing paragraph, Seller shall indemnify, defend, and hold harmless Purchaser and Company from and against any Losses to which Company or Purchaser may become subject insofar as such Losses arise out of or are based on any tax on or measured by the net income of Company in any period on or before the date of this Agreement. The indemnifications provided in this paragraph and in the foregoing paragraph, are cumulative and neither provision shall limit or in any other way affect the right of Purchaser and Company under the other provision.

8.03 Notification and Defense of Claims or Actions. When Purchaser proposes to assert the right to be indemnified under this Article with respect to third-party claims, actions, suits, or proceedings, Purchaser shall, within 30 days after the receipt of notice of the commencement of the claim, action, suit, or proceeding, notify Seller in writing, enclosing a copy of all papers served or received. On receipt of the notice, Seller shall have the right to direct the defense of the matter, but Purchaser shall be entitled to participate in the defense and, to the extent that Purchaser desires, to jointly direct the defense with Seller with counsel mutually satisfactory to Purchaser and Seller, at Seller's expense. Purchaser shall also have the right to employ its own separate counsel in any such action. The fees and expenses of Purchaser's counsel shall be paid by Purchaser unless: (a) the employment of the counsel has been authorized by Seller; (b) Purchaser has reasonably concluded that there may be a conflict of interest between Seller and Purchaser in the conduct of the defense of such action; or (c) Seller has not, in fact, employed counsel satisfactory to Purchaser to assume the defense of the action. In each of these cases, the fees and expenses of Purchaser's counsel shall be paid by Seller. Neither Seller nor Purchaser shall be liable for any settlement of any action or claim described in this Article that is effected without their consent.

8.04 Interest. Any indemnification required of Seller under this Article shall include interest on the amount of the indemnity from the time incurred to the date of payment at ten (10) percent simple interest per annum.

8.05 Purchaser's Covenant to Indemnify and Hold Harmless. Purchaser covenants and agrees to indemnify, defend, and hold harmless Charles C. Fichtner and Anna W. Fichtner (collectively, "Fichtner"), guarantors of that one certain Credit Agreement dated as of May 1997 between Network America, Inc., as borrower, and Comerica Bank-Texas, as lender ("Credit Agreement"), from and against any and all claims, suits, losses, judgments, damages, and liabilities including any investigation, legal, and other expenses incurred in connection with and any amount paid in settlement of any claim, action, suit, or proceeding (collectively called "Losses"), to which Fichtner may become subject after the Closing Date, if such Losses arise out of or are based upon such Credit Agreement.

8.06  Notification  and  Defense of Claims  or  Actions.   When  Fichtner
proposes to assert the right to be indemnified under this Article, Fichtner shall, within 30 days after the receipt of notice of the commencement of the claim, action, suit, or proceeding, notify Purchaser in writing, enclosing a copy of all papers served or received. On receipt of the notice, Purchaser shall have the right to direct the defense of the matter, but Fichtner shall be entitled to participate in the defense. Fichtner shall also have the right to employ its own separate counsel in any such action. The fees and expenses of Fichtner's counsel shall be paid by Fichtner. Neither Fichtner nor Purchaser shall be liable for any settlement of any action or claim described in this Article that is effected without their consent.

                                ARTICLE 9
                           GENERAL PROVISIONS

9.01 Survival of Representations, Warranties, and Covenants. The representations, warranties, covenants, and agreements of the parties contained in this Agreement or contained in any writing delivered pursuant to this Agreement shall survive the date of this Agreement for the period of time set forth in this Agreement.

9.02 Notices. All notices or other communications hereunder must be given in writing and either (i) delivered in person, (ii) transmitted by facsimile telecommunication, provided that any notice so given is also mailed as provided for herein, (iii) delivered by Federal Express or similar commercial delivery service, or (iv) mailed by certified mail, postage prepaid, return receipt requested, as follows:

If to Seller:   Alscomm,  Inc., c/o Albert B. Greco,  Jr.,  16885  Dallas
          Parkway, Suite 313, Dallas, Texas 75248; telephone number (972) 387-8514; facsimile number (972) 818-7343.

If to Purchaser:    uniView Technologies Corporation, 10911 Petal Street,
          Dallas, Texas 75238; telephone number (214) 503-8880; facsimile number (214) 503-8523;

or to such other address or facsimile number as the Seller or the Purchaser shall have designated to the other by like notice. Each such notice or other communication shall be effective (i) if given by facsimile telecommunication, when transmitted, (ii) if given by mail, five (5) business days after such communication is deposited in the mail and addressed as aforesaid, (iii) if given by Federal Express or similar commercial delivery service, one (1) business day after such communication is deposited with such service and addressed as aforesaid, and (iv) if given by any other means, when actually delivered at such address.

9.03 Assignment of Agreement. This Agreement shall be binding on and inure to the benefit of the parties to this Agreement and their respective successors and permitted assigns. This Agreement may not be assigned by any other party without the written consent of all parties and any attempt to make an assignment without consent is void.

9.04 Governing Law. This Agreement shall be construed and governed by the laws of the state of Texas.

9.05 Amendments; Waiver. This Agreement may be amended only in writing by the mutual consent of all of the parties, evidenced by all necessary and proper corporate authority. No waiver of any provision of this Agreement shall arise from any action or inaction of any party, except an instrument in writing expressly waiving the provision executed by the party entitled to the benefit of the provision.

9.06 Entire Agreement. This Agreement, together with any documents and exhibits given or delivered pursuant to this Agreement, constitutes the entire agreement between the parties to this Agreement on the subject matter of this Agreement. No party shall be bound by any communications between them on the subject matter of this Agreement unless the communication is (a) in writing, (b) bears a date contemporaneous with or subsequent to the date of this Agreement, and (c) is agreed to by all parties to this Agreement. On execution of this Agreement, all prior agreements or understandings between the parties on the subject matter of this Agreement shall be null and void.

9.07 Reliance Upon Representations and Warranties. The parties mutually agree that, notwithstanding any right of Purchaser to fully investigate the affairs of Company and notwithstanding any knowledge of facts determined or determinable by Purchaser pursuant to the investigation or right to investigate, Purchaser may fully rely upon the representations, warranties, and covenants made to Purchaser in this Agreement and on the accuracy of any document, certificate, or exhibit given or delivered to Purchaser pursuant to this Agreement. Knowledge by an agent of Purchaser of any facts not otherwise disclosed in this Agreement or in a document, certificate, or exhibit delivered to Purchaser pursuant to this Agreement shall not constitute a defense by Seller for indemnification of Purchaser under Article 8 or for any claim for misrepresentation or breach of any warranty, agreement, or covenant under this Agreement or any exhibit, certificate, or document delivered under this Agreement.

9.08 Arbitration. Any controversy between the parties to this Agreement involving the construction or application of any of the terms, covenants, or conditions of this Agreement shall, on the written request of one party served on the other, be submitted to arbitration, and such arbitration shall comply with and be governed by the provisions of the Texas General Arbitration Act (Texas Civil Practice and Remedies Code
Section 171.001 et seq.).

     Signed as of June 12, 1998.

Purchaser: uniView Technologies         Company:  Video Management, Inc.
           Corporation

By:  /s/  Pat Custer                    By: /s/  Albert B. Greco, Jr.
Patrick A. Custer, President            Albert B. Greco, Jr., President


Seller:  Alscomm, Inc.

By:   /s/  Albert B. Greco, Jr.
     Albert B. Greco, Jr., President

Taxpayer identification number:  88-0298657

                        CERTIFICATE OF SIGNATORY

      I, Albert B. Greco, Jr., am the President of Alscomm, Inc. (the "Entity"). I certify that I am empowered and duly authorized by the Entity to execute, deliver and carry out the terms and provisions of this Agreement and hold the Securities. I further certify that this Agreement has been duly and validly executed on behalf of the Entity and constitutes a legal and binding obligation of the Entity.

     IN WITNESS WHEREOF, I have executed this Certificate of Signatory as of June 12, 1998.

                                     By:/s/   Albert  B.  Greco,  Jr.
                                     Albert B. Greco, Jr.

                            [Attach exhibits]